Exhibit 99.1

SS&C TECHNOLOGIES HOLDINGS, INC

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a)

1.	Financial Statements

The following financial statements are filed as part of this annual report:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of SS&C Technologies Holdings, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of SS&C Technologies Holdings, Inc. and its subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Report of Management on Internal Control over Financial Reporting appearing under Item 9A of SS&C Technologies Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it presents debt issuance costs in the consolidated balance sheets in 2015.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in the Report of Management on Internal Control Over Financial Reporting, management has excluded Advent Software, Inc. (Advent) from its assessment of internal control over financial reporting as of December 31, 2015 because they were acquired by the Company in a purchase business combination during 2015. We have also excluded Advent from our audit of internal control over financial reporting. Advent, and its related entities are wholly owned subsidiaries of the Company whose total assets and total revenues represent 2% and 16%, respectively, of the consolidated financial statement amounts as of and for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut

February 26, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor and non-guarantor financial information discussed in Note 16, as to which the date is April 8, 2016

SS&C TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014

	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$434,159	$109,577
Accounts receivable, net of allowance for doubtful accounts of $2,957 and $2,241, respectively (Note 3)	169,951	94,359
Prepaid expenses and other current assets	27,511	14,927
Prepaid income taxes	40,627	11,857
Deferred income taxes	—	2,975
Restricted cash	2,818	1,477

Total current assets	675,066	235,172
Property, plant and equipment:
Land	2,655	2,655
Building and improvements	37,855	28,521
Equipment, furniture, and fixtures	97,274	79,564

	137,784	110,740
Less: accumulated depreciation	(70,641)	(56,463)

Net property, plant and equipment	67,143	54,277
Deferred income taxes	2,199	1,135
Goodwill	3,549,212	1,573,227
Intangible and other assets, net of accumulated amortization of $536,929 and $416,708, respectively (Note 2)	1,508,622	402,344

Total assets	$5,802,242	$2,266,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt (Note 6)	$32,281	$20,470
Accounts payable	11,957	12,004
Income taxes payable	1,428	1,116
Accrued employee compensation and benefits	83,894	53,975
Deferred income taxes	—	110
Interest payable	28,903	—
Other accrued expenses	36,231	30,666
Deferred revenue	222,024	73,254

Total current liabilities	416,718	191,595
Long-term debt, net of current portion (Note 6)	2,719,070	599,268
Other long-term liabilities	51,434	26,446
Deferred income taxes	509,574	102,176

Total liabilities	3,696,796	919,485

Commitments and contingencies (Note 12)
Stockholders’ equity (Notes 2 and 4):
Common stock:
Class A non-voting common stock, $0.01 par value per share, 5,000,000 shares authorized; 2,703,846 shares issued and outstanding	27	27
Common stock, $0.01 par value per share, 200,000,000 shares and 100,000,000 shares authorized, respectively; 96,552,226 shares and 82,268,722 shares issued, respectively, and 95,765,787 shares and 81,482,283 shares outstanding, respectively, of which 12,438 and 17,188 are unvested, respectively	966	822
Additional paid-in capital	1,794,115	964,845
Accumulated other comprehensive income	(83,170)	(15,121)
Retained earnings	411,493	414,082

	2,123,431	1,364,655
Less: cost of common stock in treasury, 786,439 shares	(17,985)	(17,985)

Total stockholders’ equity	2,105,446	1,346,670

Total liabilities and stockholders’ equity	$5,802,242	$2,266,155

The accompanying notes are an integral part of these consolidated financial statements.

SS&C TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Year Ended December 31,
	2015	2014	2013
	(In thousands, except per share data)
Revenues:
Software-enabled services	$670,170	$592,528	$552,565
Maintenance and term licenses	246,422	115,609	112,889

Total recurring revenues	916,592	708,137	665,454

Perpetual licenses	31,467	26,328	19,207
Professional services	52,226	33,396	28,041

Total non-recurring revenues	83,693	59,724	47,248

Total revenues	1,000,285	767,861	712,702

Cost of revenues:
Software-enabled services	373,394	342,625	322,719
Maintenance and term licenses	113,865	41,424	41,215

Total recurring cost of revenues	487,259	384,049	363,934
Perpetual licenses	3,116	3,531	5,133
Professional services	41,975	23,151	19,733

Total non-recurring cost of revenues	45,091	26,682	24,866

Total cost of revenues	532,350	410,731	388,800

Gross profit	467,935	357,130	323,902

Operating expenses:
Selling and marketing	94,950	48,592	41,885
Research and development	110,415	57,287	53,862
General and administrative	97,832	50,879	45,187

Total operating expenses	303,197	156,758	140,934

Operating income	164,738	200,372	182,968
Interest income	1,976	1,705	1,116
Interest expense	(79,333)	(27,177)	(42,395)
Other income, net	3,878	2,754	3,498
Loss on extinguishment of debt	(30,417)	—	—

Income before income taxes	60,842	177,654	145,187
Provision for income taxes (Note 5)	17,980	46,527	27,292

Net income	$42,862	$131,127	$117,895

Basic earnings per share	$0.47	$1.57	$1.45

Basic weighted average number of common shares outstanding	91,098	83,314	81,195

Diluted earnings per share	$0.45	$1.50	$1.38

Diluted weighted average number of common and common equivalent shares outstanding	95,448	87,331	85,616

Net income	$42,862	$131,127	$117,895
Other comprehensive loss, net of tax:
Foreign currency exchange translation adjustment	(68,049)	(45,495)	(21,144)

Total comprehensive loss, net of tax	(68,049)	(45,495)	(21,144)

Comprehensive (loss) income	$(25,187)	$85,632	$96,751

The accompanying notes are an integral part of these consolidated financial statements.

SS&C TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014	2013
	(In thousands)
Cash flow from operating activities:
Net income	$42,862	$131,127	$117,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	150,834	99,831	99,780
Stock-based compensation expense	44,079	11,483	8,386
Income tax benefit related to exercise of stock options	(32,960)	(15,454)	(24,194)
Amortization and write-offs of loan origination costs	8,126	5,839	5,830
Loss on extinguishment of debt	3,954	—	—
Loss on sale or disposition of property and equipment	336	687	317
Deferred income taxes	(39,806)	(13,583)	(11,069)
Provision for doubtful accounts	1,137	610	666
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	(12,160)	3,902	814
Prepaid expenses and other current assets	(6,019)	(6,419)	(4,695)
Accounts payable	(5,586)	1,525	(4,032)
Accrued expenses	4,073	10,140	1,695
Income taxes prepaid and payable	11,514	21,560	18,060
Deferred revenue	60,240	1,284	(1,184)

Net cash provided by operating activities	230,624	252,532	208,269

Cash flow from investing activities:
Additions to property and equipment	(13,600)	(15,040)	(11,921)
Proceeds from sale of property and equipment	64	42	67
Cash paid for business acquisitions, net of cash acquired (Note 11)	(2,730,956)	(86,911)	(3,657)
Additions to capitalized software	(4,273)	(3,517)	(2,399)
Net changes in restricted cash	453	983	—

Net cash used in investing activities	(2,748,312)	(104,443)	(17,910)

Cash flow from financing activities:
Cash received from debt borrowings, net of original issue discount	3,068,075	75,000	—
Repayments of debt	(903,448)	(212,000)	(239,000)
Proceeds from exercise of stock options	30,092	24,110	27,817
Withholding taxes related to equity award net share settlement	(6,939)	—	—
Payment of contingent consideration	—	(500)	—
Income tax benefit related to exercise of stock options	32,960	15,454	24,194
Proceeds from common stock issuance, net	717,802	—	—
Purchase of common stock for treasury	—	(11,223)	(943)
Payment of fees related to refinancing activities	(46,025)	(512)	(1,917)
Dividends paid on common stock	(45,451)	(10,494)	—

Net cash provided by (used in) financing activities	2,847,066	(120,165)	(189,849)

Effect of exchange rate changes on cash and cash equivalents	(4,796)	(2,817)	(2,200)

Net increase in cash and cash equivalents	324,582	25,107	(1,690)
Cash and cash equivalents, beginning of period	109,577	84,470	86,160

Cash and cash equivalents, end of period	$434,159	$109,577	$84,470

Supplemental disclosure of cash paid for:
Interest	$42,221	$21,330	$36,551
Income taxes, net of refunds	$42,210	$33,414	$21,584

Supplemental disclosure of non-cash investing activities:

See Note 11 for a discussion of acquisitions.

The accompanying notes are an integral part of these consolidated financial statements.

SS&C TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013

	Class A
	Common Stock		Common Stock				Accumulated
	Number		Number				Other
	of		of		Additional		Comprehensive		Total
	Issued		Issued		Paid-in	Retained	Income	Treasury	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	(Loss)	Stock	Equity
	(In thousands)
Balance, at December 31, 2012	1,429	$14	78,141	$781	$853,455	$175,554	$51,518	$(5,819)	$1,075,503
Net income	—	—	—	—	—	117,895	—	—	117,895
Foreign exchange translation adjustment	—	—	—	—	—	—	(21,144)	—	(21,144)
Stock-based compensation expense	—	—	—	—	8,386	—	—	—	8,386
Exercise of options	1,275	13	2,312	23	27,781	—	—	—	27,817
Income tax benefit related to exercise of stock options	—	—	—	—	24,194	—	—	—	24,194
Issuance of common stock	—	—	25	—	—	—	—	—	—
Purchase of common stock	—	—	—	—	—	—	—	(943)	(943)

Balance, at December 31, 2013	2,704	$27	80,478	$804	$913,816	$293,449	$30,374	$(6,762)	$1,231,708
Net income	—	—	—	—	—	131,127	—	—	131,127
Foreign exchange translation adjustment	—	—	—	—	—	—	(45,495)	—	(45,495)
Stock-based compensation expense	—	—	—	—	11,483	—	—	—	11,483
Exercise of options	—	—	1,790	18	24,092	—	—	—	24,110
Income tax benefit related to exercise of stock options	—	—	—	—	15,454	—	—	—	15,454
Cash dividends declared - $0.125 per share (Note 4)	—	—	—	—	—	(10,494)	—	—	(10,494)
Purchase of common stock	—	—	—	—	—	—	—	(11,223)	(11,223)

Balance, at December 31, 2014	2,704	$27	82,268	$822	$964,845	$414,082	$(15,121)	$(17,985)	$1,346,670
Net income	—	—	—	—	—	42,862	—	—	42,862
Foreign exchange translation adjustment	—	—	—	—	—	—	(68,049)	—	(68,049)
Stock-based compensation expense	—	—	—	—	43,746	—	—	—	43,746
Exercise of options, net of withholding taxes	—	—	2,207	22	23,131	—	—	—	23,153
Non-cash purchase price consideration (Note 11)	—	—	—	—	11,753	—	—	—	11,753
Income tax benefit related to exercise of stock options	—	—	—	—	32,960	—	—	—	32,960
Cash dividends declared - $0.50 per share (Note 4)	—	—	—	—	—	(45,451)	—	—	(45,451)
Issuance of common stock	—	—	12,077	122	717,680	—	—	—	717,802

Balance, at December 31, 2015	2,704	$27	96,552	$966	$1,794,115	$411,493	$(83,170)	$(17,985)	$2,105,446

The accompanying notes are an integral part of these consolidated financial statements.

SS&C TECHNOLOGIES HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SS&C Technologies Holdings, Inc., or “Holdings”, is our top-level holding company. SS&C Technologies, Inc., or “SS&C,” is our primary operating company and a wholly-owned subsidiary of SS&C Technologies Holdings, Inc. The “Company” means SS&C Technologies Holdings, Inc. and its consolidated subsidiaries, including SS&C.

Note 1—Organization

The Company provides software products and software-enabled services to the financial services industry, primarily in North America. The Company also has operations in Europe, Asia, Australia and Africa. The Company’s portfolio of over 90 products and software-enabled services allows its clients to automate and integrate front-office functions such as trading and modeling, middle-office functions such as portfolio management and reporting, and back-office functions such as accounting, performance measurement, reconciliation, reporting, processing and clearing. The Company provides its products and related services in eight vertical markets in the financial services industry:

1.	Alternative investments;

2.	Insurance and pension funds;

3.	Asset and wealth management;

4.	Financial institutions;

5.	Commercial lenders;

6.	Real estate property management;

7.	Municipal finance; and

8.	Financial markets.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, collectability of accounts receivable, costs to complete certain contracts, valuation of acquired assets and liabilities, valuation of stock options, income tax accruals and the value of deferred tax assets. Estimates are also used to determine the remaining economic lives and carrying value of fixed assets, goodwill and intangible assets. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant accounts, transactions and profits between the consolidated companies have been eliminated in consolidation. Unconsolidated investments in entities over which the Company does not have control but has the ability to exercise influence over operating and financial policies, if any, are accounted for under the equity method of accounting. Earnings and losses from such investments are recorded on a pre-tax basis, if any.

Reclassifications

In connection with the acquisition of Advent and the related increase in term license revenues, the Company condensed its presentation of revenues on its Consolidated Statements of Comprehensive Income to illustrate its two types of revenue streams: recurring revenues and non-recurring revenues. Recurring revenues consist of software-enabled services and maintenance and term licenses. Non-recurring revenues consist of professional services and perpetual licenses.

The Company’s prior presentation required that revenues from term license agreements be allocated between license revenue and maintenance revenue, with the license portion being reported together with revenue from perpetual license agreements as “Software licenses”, and the maintenance portion being reported together with maintenance revenue related to perpetual licenses as “Maintenance”. The Company reclassified $10.0 million and $9.5 million from “Software licenses” to “Maintenance and term licenses” for the years ended December 31, 2014 and 2013, respectively. In connection with the reclassification of revenues, the Company reclassified the related costs of revenues, which were immaterial. The revised presentation better illustrates the nature of the Company’s revenues and costs of revenues by indicating the recurring nature of the license portion of revenue from maintenance and term license agreements. The Company has not changed its accounting methods for revenue recognition.

Revenue Recognition

The Company’s payment terms for software licenses typically require that the total fee be paid upon signing of the contract. Maintenance services are typically due in full at the beginning of the maintenance period. Professional services and software-enabled services are typically due and payable monthly in arrears. Normally, the Company’s arrangements do not provide for any refund rights, and payments are not contingent on specific milestones or customer acceptance conditions. For arrangements that do contain such provisions, the Company defers revenue until the rights or conditions have expired or have been met.

Unbilled accounts receivable primarily relates to professional services and software-enabled services revenue that has been earned as of month end but is not invoiced until the subsequent month, and to software license revenue that has been earned and is realizable but not invoiced to clients until future dates specified in the client contract.

Deferred revenue consists of payments received related to product delivery, maintenance and other services, which have been paid by customers prior to the recognition of revenue. Deferred revenue relates primarily to cash received for maintenance contracts in advance of services being performed over the contractual term.

Software-enabled Services Revenue

The Company primarily offers software-enabled outsourcing services in which the Company utilizes its own software to offer comprehensive fund administration services for alternative investment managers, including fund manager services, transfer agency services, funds-of-funds services, tax processing and accounting. The Company also offers subscription-based on-demand software applications that are managed and hosted at our facilities. The software-enabled services arrangements provide an alternative for clients who do not wish to install, run and maintain complicated financial software. Under these arrangements, the client does not have the right to take possession of the software, rather, the Company agrees to provide access to its applications, remote use of its equipment to process transactions, access to client’s data stored on its equipment, and connectivity between its environment and the client’s computing systems.

Software-enabled services are generally provided under non-cancelable contracts with initial terms of one to five years that require monthly or quarterly payments, and are subject to automatic annual renewal at the end of the initial term unless terminated by either party.

The Company recognizes software-enabled services revenues on a monthly basis as the software-enabled services are provided and when pervasive evidence of an arrangement exists, the price is fixed or determinable and collectability is reasonably assured. The Company does not recognize any revenue before services are performed. Certain contracts contain additional fees for increases in market value, pricing and trading activity. Revenues related to these additional fees are recognized in the month in which the activity occurs based upon the Company’s summarization of account information and trading volume.

Maintenance and Term Licenses Revenue Agreements

Maintenance agreements generally require the Company to provide technical support and software updates (on a when-and-if-available basis) to its clients. Such services are generally provided under one-year renewable contracts. Maintenance revenues are recognized ratably over the term of the maintenance agreement.

The Company also sells term licenses ranging from one to seven years, many of which include bundled maintenance services. For those arrangements with bundled maintenance services, VSOE does not exist for the maintenance element and therefore the total fee is recognized ratably over the contractual term of the arrangement.

Perpetual Licenses Revenue

The Company follows the principles of accounting standards relating to software revenue recognition, which provide guidance on applying GAAP in recognizing revenue on software transactions. Accounting standards require that revenue recognized from software transactions be allocated to each element of the transaction based on the relative fair values of the elements, such as software products, specified upgrades, enhancements, post-contract client support, installation or training. The determination of fair value is based upon vendor-specific objective evidence (“VSOE”). The Company recognizes perpetual licenses revenues allocated to software products and enhancements generally upon delivery of each of the related products or enhancements, assuming all other revenue recognition criteria are met. In the rare occasion that a perpetual license agreement includes the right to a specified upgrade or product, the Company defers all revenues under the arrangement until the specified upgrade or product is delivered, since typically VSOE does not exist to support the fair value of the specified upgrade or product.

The Company generally recognizes revenue from sales of software or products including proprietary software upon product shipment and receipt of a signed contract, provided that collection is probable and all other revenue recognition criteria are met. The Company sells perpetual software licenses in conjunction with professional services for installation and maintenance. For these arrangements, the total contract value is attributed first to the maintenance arrangement based on its fair value, which is derived from stated renewal rates. The contract value is then attributed to professional services based on estimated fair value, which is derived from the rates charged for similar services provided on a stand-alone basis. The Company’s software license agreements generally do not require significant modification or customization of the underlying software, and, accordingly, implementation services provided by the Company are not considered essential to the functionality of the software. The remainder of the total contract value is then attributed to the software license based on the residual method.

The Company occasionally enters into license agreements requiring significant customization of the Company’s software. The Company accounts for the license fees under these agreements on the percentage-of-completion basis. This method requires estimates to be made for costs to complete the agreement utilizing an estimate of development man-hours remaining. Revenue is recognized each period based on the hours incurred to date compared to the total hours expected to complete the project. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that completion costs may be revised. Such revisions are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are determined on a contract-by-contract basis, and are made in the period in which such losses are first estimated or determined.

Professional Services Revenue

The Company provides consulting and training services to its clients. Revenues for such services are generally recognized over the period during which the services are performed. The Company typically charges for professional services on a time-and-materials basis. However, some contracts are for a fixed fee. For the fixed-fee arrangements, an estimate is made of the total hours expected to be incurred to complete the project. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that completion costs may be revised. Such revisions are recognized in the period in which the revisions are determined. Revenues are recognized each period based on the hours incurred to date compared to the total hours expected to complete the project.

Research and Development

Research and development costs associated with computer software are charged to expense as incurred. Capitalization of internally developed computer software costs begins upon the establishment of technological feasibility based on a working model. Net capitalized software costs of $4.7 million and $4.2 million are included in the December 31, 2015 and 2014 balance sheets, respectively, under “Intangible and other assets”.

The Company’s policy is to amortize these costs upon a product’s general release to the client. Amortization of capitalized software costs is calculated by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, including the period being reported on, typically two to five years. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both could be reduced significantly due to competitive pressures. Amortization expense related to capitalized software development costs was $2.4 million, $1.8 million, and $1.0 million for each of the years ended December 31, 2015, 2014, and 2013, respectively.

Stock-based Compensation

Using the fair value recognition provisions of relevant accounting literature, stock-based compensation cost is measured at the grant date based on the estimated fair value of the award and is recognized as expense over the appropriate service period. Determining the fair value of stock-based awards requires considerable judgment, including estimating the expected term of stock options, expected volatility of the Company’s stock price, and the number of awards expected to be forfeited. Differences between actual results and these estimates could have a material effect on the Company’s financial results. A deferred income tax asset is recorded over the vesting period as stock compensation expense is recorded for non-qualified option awards. The realizability of the deferred tax asset is ultimately based on the actual value of the stock-based award upon exercise. If the actual value is lower than the fair value determined on the date of grant, then there could be an income tax expense for the portion of the deferred tax asset that is not realizable.

Other Income, Net

Other income, net for 2015 consists primarily of foreign currency transaction gains of $3.4 million and the liquidation of an investment. Other income, net for 2014 consists primarily of foreign currency transaction gains of $2.9 million. The gains were partially offset by an increase of $0.4 million to the contingent consideration liability for the acquisition of Prime Management Limited (“Prime”). Other income, net for 2013 consists primarily of foreign currency transaction gains of $3.4 million.

Income Taxes

The Company accounts for income taxes in accordance with the relevant accounting literature. An asset and liability approach is used to recognize deferred tax assets and liabilities for the future tax consequences of items that are recognized in the Company’s financial statements and tax returns in different years. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

The Company accounts for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes.

Cash and Cash Equivalents

The Company considers all highly liquid marketable securities with original maturities of three months or less at the date of acquisition to be cash equivalents. The Company held $303.1 million in cash equivalents at December 31, 2015 and did not hold any cash equivalents at December 31, 2014.

Restricted Cash

Restricted cash includes monies held by a bank as security for letters of credit issued due to lease requirements for office space. The letters of credit are expected to be renewed within the next twelve months, and as such, the restricted cash is classified as a current asset on the Consolidated Balance Sheet. Additionally, movements of restricted cash are included in other investing activities on the Consolidated Statement of Cash Flows.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is calculated using a combination of straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Description	Useful Life
Land	—
Buildings and improvements	40 years
Equipment and software	3-5 years
Furniture and fixtures	7-10 years
Leasehold improvements	Shorter of lease term or estimated useful life

Depreciation expense for the years ended December 31, 2015, 2014 and 2013 was $18.9 million, $14.3 million and $14.7 million, respectively.

Maintenance and repairs are expensed as incurred. The costs of sold or retired assets are removed from the related asset and accumulated depreciation accounts and any gain or loss is included in other income (expense), net.

Goodwill and Intangible Assets

The Company tests goodwill annually for impairment as of December 31st (and in interim periods if certain events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount). The Company has completed the required impairment tests for goodwill and has determined that no impairment existed as of December 31, 2015 or 2014. The first step of the impairment analysis, which is based on our reporting unit structure, indicated that the fair value significantly exceeded the carrying value at December 31, 2015. There were no other indefinite-lived intangible assets as of December 31, 2015 or 2014.

The following table summarizes changes in goodwill (in thousands):

Balance at December 31, 2013	$1,541,386
2014 acquisition	66,511
Effect of foreign currency translation	(34,670)

Balance at December 31, 2014	1,573,227
2015 acquisitions	2,031,451
Adjustments to prior acquisitions	(67)
Effect of foreign currency translation	(55,399)

Balance at December 31, 2015	$3,549,212

Customer relationships, completed technology and other identifiable intangible assets are amortized over lives ranging from three to 17 years based on the ratio that current cash flows for the intangible asset bear to the total of current and expected future cash flows for the intangible asset. Amortization expense associated with customer relationships, completed technology and other amortizable intangible assets was $129.5 million, $83.7 million and $84.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

A summary of the components of intangible assets is as follows (in thousands):

	December 31,
	2015	2014
Customer relationships	$1,459,550	$604,638
Completed technology	497,030	154,043
Trade names	61,573	39,876
Other	2,680	2,774

	2,020,833	801,331
Less: accumulated amortization	(530,792)	(412,897)

	$1,490,041	$388,434

Total estimated amortization expense, related to intangible assets, for each of the next five years, as of December 31, 2015, is expected to approximate (in thousands):

Year Ending December 31,
2016	$192,618
2017	185,093
2018	180,220
2019	164,541
2020	154,122

$876,594

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the assets’ carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses in the years ended December 31, 2015 and 2014.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents, marketable securities, and trade receivables. The Company has cash investment policies that limit investments to investment grade securities. Concentrations of credit risk, with respect to trade receivables, are limited due to the fact that the Company’s client base is highly diversified. As of December 31, 2015 and 2014, the Company had no significant concentrations of credit.

International Operations and Foreign Currency

The functional currency of each foreign subsidiary is generally the local currency. Accordingly, assets and liabilities of foreign subsidiaries are translated to U.S. dollars at period-end exchange rates, and capital stock accounts are translated at historical rates. Revenues and expenses are translated using the average rates during the period. The resulting translation adjustments are excluded from net earnings and accumulated as a separate component of stockholders’ equity. Foreign currency transaction gains and losses are included within other income (expense) in the results of operations in the periods in which they occur.

Comprehensive Income

Items defined as comprehensive income, such as foreign currency translation adjustments, are separately classified in the financial statements. The accumulated balance of other comprehensive income is reported separately from retained earnings and additional paid-in capital in the equity section of the Consolidated Balance Sheet. Total comprehensive income consists of net income and other accumulated comprehensive income disclosed in the equity section of the Consolidated Balance Sheet.

Recent Accounting Pronouncements

In November 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes. This ASU eliminates the requirement to present deferred tax assets and liabilities as current and noncurrent on the balance sheet. Instead, all deferred tax assets and liabilities are now classified as noncurrent. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016 with early adoption permitted. In connection with the Company’s early adoption of this standard in the period ended December 31, 2015, the Company has classified all deferred taxes as non-current. For the period ended December 31, 2014, future income tax benefits and payables are presented as current and non-current. For both periods, future income tax benefits and payables within the same tax paying component of a particular jurisdiction are offset for presentation in the Consolidated Balance Sheet.

In September 2015, the FASB issued ASU No. 2015-16, Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this ASU require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in ASU 2015-16 require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. For public business entities, the amendments in this ASU are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years with early adoption permitted. In connection with the Company’s early adoption of this standard in the period ended December 31, 2015, the Company made certain immaterial measurement period adjustments related to acquisitions during the year ended December 31, 2015. The impact of the adoption did not have a material impact on its financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. This ASU more closely aligns the treatment of debt issuance costs with debt discounts and premiums and requires debt issuance costs be presented as a direct deduction from the carrying amount of the related debt. The amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years with early adoption permitted. Retrospective application is required once adopted. In connection with the Company’s early adoption of this standard in the third quarter of 2015, the Company reclassified $19.2 million of deferred financing fees from intangible and other assets to a reduction in long-term debt, net of current portion in its Condensed Consolidated Balance Sheet as of December 31, 2014. In addition, the Company recorded deferred financing fees of $55.8 million as a reduction in long-term debt, net of current portion, in its Condensed Consolidated Balance Sheet as of September 30, 2015. The change did not impact the results of operations or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU establishes specific guidance to an organization’s management on their responsibility to evaluate whether there is substantial doubt about the organization’s ability to continue as a going concern. The provisions of ASU 2014-15 are effective for interim and annual periods beginning after December 15, 2016. This ASU is not expected to have an impact on the Company’s financial position, results of operations or cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). The objective of ASU 2014-09 is to clarify the principles for recognizing revenue by removing inconsistencies and weaknesses in revenue requirements; providing a more robust framework for addressing revenue issues; improving comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets; and providing more useful information to users of financial statements through improved revenue disclosure requirements. The guidance was initially effective January 1, 2017 and early adoption was not permitted. In July 2015, the FASB approved a one-year deferral of the effective date to January 1, 2018, with an option of applying the standard on the original effective date. As a result, the provisions of this ASU are now effective for interim and annual periods beginning after December 15, 2017. The Company is currently evaluating the impact of this standard on its financial position, results of operations and cash flows.

Basic and Diluted Earnings per Share

Earnings per share (“EPS”) is calculated in accordance with the relevant standards. Basic EPS includes no dilution and is computed by dividing income available to the Company’s common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options, stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) using the treasury stock method. Common equivalent shares are excluded from the computation of diluted earnings per share if the effect of including such common equivalent shares is anti-dilutive because their total assumed proceeds exceed the average fair value of common stock for the period. The Company has two classes of common stock, each with identical participation rights to earnings and liquidation preferences, and therefore the calculation of EPS as described above is identical to the calculation under the two-class method.

The following table sets forth the weighted average common shares used in the computation of basic and diluted EPS (in thousands):

	Year Ended December 31,
	2015	2014	2013
Weighted average common shares outstanding — used in calculation of basic EPS	91,098	83,314	81,195
Weighted average common stock equivalents	4,350	4,017	4,421

Weighted average common and common equivalent shares outstanding — used in calculation of diluted EPS	95,448	87,331	85,616

Weighted average stock options, SARs, RSUs and RSAs representing 3,500,828, 1,841,840 and 133,598 shares were outstanding for the years ended December 31, 2015, 2014 and 2013, respectively, but were not included in the computation of diluted EPS because the effect of including them would be anti-dilutive.

Note 3—Accounts Receivable, net

Accounts receivable are as follows (in thousands):

	December 31,
	2015	2014
Accounts receivable	$130,394	$58,223
Unbilled accounts receivable	42,514	38,377
Allowance for doubtful accounts	(2,957)	(2,241)

Total accounts receivable, net	$169,951	$94,359

The following table represents the activity for the allowance for doubtful accounts during the years ended December 31, 2015, 2014 and 2013 (in thousands):

	Year Ended December 31,
Allowance for Doubtful Accounts:	2015	2014	2013
Balance at beginning of period	$2,241	$2,500	$2,359
Charge to costs and expenses	1,137	610	666
Write-offs, net of recoveries	(273)	(785)	(510)
Other adjustments	(148)	(84)	(15)

Balance at end of period	$2,957	$2,241	$2,500

Management establishes the allowance for doubtful accounts based on historical bad debt experience. In addition, management analyzes client accounts, client concentrations, client creditworthiness, current economic trends and changes in the client’s payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Note 4—Stockholders’ Equity

Public offering. In June 2015, the Company completed a public offering of its common stock. The offering included 12,075,000 newly issued shares of common stock sold by the Company (including 1,575,000 shares of common stock sold pursuant to the underwriters’ option to purchase additional shares) at an offering price of $61.50 per share for which the Company received total net proceeds of approximately $717.8 million.

Authorized shares. In March 2015, the Company’s stockholders approved an increase in the number of authorized shares of the Company’s common stock from 100,000,000 shares to 200,000,000 shares.

Dividends. In 2015, the Company paid quarterly cash dividends of $0.125 per share of common stock on March 16, 2015, June 15, 2015 and September 15, 2015 and December 15, 2015 to stockholders of record as of the close of business on March 2, 2015, June 1, 2015, September 1, 2015 and December 1, 2015, respectively, totaling $45.5 million.

Stock repurchase program. In November 2014, the Company’s Board of Directors authorized the continued repurchase of up to $200 million of the Company’s common stock on the open market or in privately negotiated transactions. Under the repurchase programs, the Company purchased a total of 274,726 shares for approximately $11.2 million during the year ended December 31, 2014 and a total of 23,900 shares for approximately $0.9 million during the year ended December 31, 2013. There were no repurchases in 2015. The Company uses the cost method to account for treasury stock purchases. Under the cost method, the price paid for the stock is charged to the treasury stock account.

The following table summarizes information about quarterly share repurchases:

	Fiscal 2014 Price Range
Quarter	Shares	High	Low
First	90,226	$39.99	$38.06
Second	95,800	44.48	39.04
Third	88,700	43.95	42.72
Fourth	—	—	—

Total	274,726	44.48	38.06

Note 5—Income Taxes

The sources of income before income taxes were as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
U.S.	$15,897	$124,032	$90,332
Foreign	44,945	53,622	54,855

Income before income taxes	$60,842	$177,654	$145,187

The income tax provision consists of the following (in thousands):

	Year Ended December 31,
	2015	2014	2013
Current:
Federal	$36,345	$36,205	$24,604
Foreign	15,204	13,603	6,339
State	6,237	10,302	6,532

Total	57,786	60,110	37,475

Deferred:
Federal	(25,083)	(9,697)	(6,986)
Foreign	(9,367)	(5,318)	(987)
State	(5,356)	1,432	(2,210)

Total	(39,806)	(13,583)	(10,183)

Total	$17,980	$46,527	$27,292

The reconciliation between the expected tax expense and the actual tax provision is computed by applying the U.S. federal corporate income tax rate of 35% to income before income taxes as follows (in thousands):

	Year Ended December 31,
	2015	2014	2013
Computed “expected” tax expense	$21,295	$62,179	$50,816
Increase (decrease) in income tax expense resulting from:
State income taxes (net of federal income tax benefit)	2,656	7,217	2,621
Foreign operations	(11,281)	(26,232)	(17,942)
Rate change impact on tax liabilities	(1,021)	—	(2,679)
Effect of valuation allowance	3,242	1,351	785
Uncertain tax positions	3,903	3,933	(2,661)
Tax credits	(3,493)	(993)	(3,325)
Non-deductible transaction costs	2,354	—	—
Other	325	(928)	(323)

Provision for income taxes	$17,980	$46,527	$27,292

The components of deferred income taxes at December 31, 2015 and 2014 are as follows (in thousands):

	2015		2014
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Tax credit carryforwards	$31,257	$—	$4,771	$—
Deferred compensation	23,625	—	13,956	—
Net operating loss carryforwards	23,249	—	11,788	—
Accrued expenses	9,589	—	4,236	—
Property and equipment	1,766	—	—	3,031
Impaired investment interest	846	—	842	—
Other	773	—	—	209
Customer relationships	—	390,348	—	71,557
Acquired technology	—	125,022	—	5,295
Other intangible assets	—	26,520	—	29,403
Deferred revenue	—	20,689	—	174
Trade names	—	12,379	—	5,772
Unremitted foreign earnings	—	5,502	—	5,709

Total	91,105	580,460	35,593	121,150
Valuation allowance	(18,020)	—	(12,619)	—

Total	$73,085	$580,460	$22,974	$121,150

At December 31, 2015 and 2014, the Company had accrued a deferred income tax liability of $5.5 million and $5.7 million, respectively, on unremitted earnings of its Canadian subsidiary. At December 31, 2015, the Company had not accrued a deferred income tax liability of approximately $3.3 million on unremitted earnings of $50.2 million that are permanently reinvested in its other foreign subsidiaries. It is not practicable to estimate the amount of foreign tax credits that would be available to offset the $3.3 million tax liability due to complexities surrounding the foreign tax credit.

At December 31, 2015, the Company had domestic federal net operating loss carryforwards of $0.6 million, which expire in 2034 and domestic state net operating loss carryforwards of $83.8 million, which will begin to expire in 2019. At December 31, 2015, the Company had foreign net operating loss carryforwards of $66.1 million, of which $63.6 million can be carried forward indefinitely. The remaining $2.5 million will begin to expire in 2016.

At December 31, 2015, the Company had tax credit carryforwards of $31.3 million relating to domestic and foreign jurisdictions, of which $29.1 million relate to domestic tax credits that are expected to be utilized before they begin to expire in 2017, $1.3 million relate to domestic tax credits that are not expected to be utilized before they begin to expire in 2022 and $0.9 million relate to minimum alternative tax credit carryforwards at the Company’s India operations that are expected to be utilized before they begin to expire in 2021. The Company recorded $36.0 million of domestic tax credit carryforwards related to acquisitions during 2015.

The Company has recorded valuation allowances of $18.0 million at December 31, 2015 related to certain foreign net operating loss carryforwards and tax credit carryforwards and $12.6 million at December 31, 2014 related to certain foreign net operating loss carryforwards. Of the $18.0 million valuation allowance recorded at December 31, 2015, $16.2 million relates to foreign net operating losses that do not expire. The change in the valuation allowance from 2014 to 2015 is primarily due to a valuation allowance recorded on domestic tax credit carryforwards and foreign net operating losses generated in 2015.

The Company operates under tax holidays in some foreign jurisdictions, which begin to expire in 2017. The availability of the tax holidays are subject to fulfillment of certain conditions. The impact of the tax holidays decreased foreign taxes by $0.7 million, which had a benefit of $0.01 per share (diluted) for the year ended December 31, 2015.

The following table summarizes the activity related to the Company’s unrecognized tax benefits for the years ended December 31, 2015 and 2014 (in thousands):

Balance at January 1, 2014	$7,640
Increases related to current year tax positions	3,668
Decreases related to prior tax positions	(68)
Increases related to acquired tax positions	4,606
Lapse in statute of limitation	—
Foreign exchange translation adjustment	(189)

Balance at December 31, 2014	15,657
Increases related to current year tax positions	4,880
Increases related to prior tax positions	1,179
Increases related to acquired tax positions	37,456
Settlements	(2,883)
Lapse in statute of limitation	(60)
Foreign exchange translation adjustment	(489)

Balance at December 31, 2015	$55,740

The Company accrued potential penalties and interest on the unrecognized tax benefits of $0.8 million and $0.3 million during 2015 and 2014, respectively, and has recorded a total liability for potential penalties and interest, including penalties and interest related to acquired unrecognized tax benefits, of $3.5 million and $2.9 million at December 31, 2015 and 2014, respectively. The Company’s unrecognized tax benefits increased significantly from 2014 to 2015 due to positions taken on tax returns of acquired companies. The Company’s unrecognized tax benefits as of December 31, 2015 relate to domestic and foreign taxing jurisdictions and are recorded in other long-term liabilities on the Company’s Consolidated Balance Sheet at December 31, 2015.

The Company is subject to examination by tax authorities throughout the world, including such major jurisdictions as the U.S., Canada, United Kingdom, India, California, Connecticut and New York. In these major jurisdictions, the Company is no longer subject to examination by tax authorities prior to tax years ending 2009, 2011, 2012, 2012, 2000, 2012 and 2011, respectively. The Company’s U.S. federal income tax returns are currently under audit for the tax periods ended December 31, 2009 through 2013. The Company’s California state income tax returns are currently under audit for the tax periods ended December 31, 2001 through 2007 and December 31, 2012 through 2013. The Company’s New York state income tax returns are currently under audit for the tax periods ended December 31, 2011 through 2014.

Note 6—Debt

At December 31, 2015 and 2014, debt consisted of the following (in thousands):

	December 31,
	2015	2014
Senior secured credit facilities, weighted-average interest rate of 3.94%	$2,220,000	$—
5.875% senior notes due 2023	600,000	—
Prior facility, weighted-average interest rate of 2.93%	—	645,000
Unamortized original issue discount and debt issuance costs	(68,649)	(25,262)

	2,751,351	619,738
Less current portion of long-term debt	32,281	20,470

Long-term debt	$2,719,070	$599,268

Senior Secured Credit Facilities

On July 8, 2015, in connection with its acquisition of Advent Software, Inc. (“Advent”), the Company entered into a credit agreement with SS&C, SS&C European Holdings S.A.R.L., an indirect wholly-owned subsidiary of SS&C (“SS&C Sarl”) and SS&C Technologies Holdings Europe S.A.R.L., an indirect wholly-owned subsidiary of SS&C (“SS&C Tech Sarl”) as the borrowers (“Credit Agreement”). The Credit Agreement has four tranches of term loans (together the “Term Loans”): (i) a $98 million term A-1 facility with a five year term for borrowings by SS&C Sarl (“Term A-1 Loan”); (ii) a $152 million term A-2 facility with a five year term for borrowings by SS&C Tech Sarl (“Term A-2 Loan”); (iii) a $1.82 billion term B-1 facility with a seven year term for borrowings by SS&C (“Term B-1 Loan”); and (iv) a $410 million term B-2 facility with a seven year term for borrowings by SS&C Sarl (“Term B-2 Loan”).

In addition, the Credit Agreement has a revolving credit facility with a five year term available for borrowings by SS&C with $150 million in commitments (“Revolving Credit Facility”). The Revolving Credit Facility contains a $25 million letter of credit sub-facility, of which $0 has been drawn.

The Term Loans and Revolving Credit Facility bear interest, at the election of the borrowers, at the base rate (as defined in the Credit Agreement) or LIBOR, plus the applicable interest rate margin for the credit facility. The Term A-1 Loan, Term A-2 Loan and the Revolving Credit Facility initially bear interest at either LIBOR plus 2.75% or at the base rate plus 1.75%, and are subject to a step-down at any time SS&C’s consolidated net senior secured leverage ratio is less than 3.0 times, to 2.50% in the case of the LIBOR margin and 1.50% in the case of the base rate margin. The Term B-1 Loan and Term B-2 Loan initially bear interest at either LIBOR plus 3.25%, with LIBOR subject to a 0.75% floor, or at the base rate plus 2.25%, and are subject to a step-down at any time SS&C’s consolidated net leverage ratio is less than 4.0 times, to 3.00% in the case of the LIBOR margin and 2.00% in the case of the base rate margin.

A portion of the initial proceeds from the Term Loans was used to satisfy the consideration required to fund the acquisition of Advent and to repay all amounts outstanding under the Company’s then-existing credit facility (“Prior Facility”), which was subsequently terminated. At the time of the termination of the Prior Facility, all liens and other security interests that SS&C had granted to the lenders under the Prior Facility were released. The refinancing of the Prior Facility was evaluated in accordance with FASB Accounting Standards Codification 470-50, Debt-Modifications and Extinguishments, for modification and extinguishment accounting. The Company accounted for the refinancing as a debt modification with respect to amounts that remained obligations of the same lender in the syndicate with minor changes in cash flows and as a debt extinguishment with respect to amounts that were obligations of lenders that exited the syndicate or remained in the syndicate but experienced a change in cash flows of greater than 10%. See Loss on extinguishment of debt section below.

The Company is required to make scheduled quarterly payments of 0.25% of the original principal amount of the Term B-1 Loan and Term B-2 Loan, with the balance due and payable on the seventh anniversary of its incurrence. The Company is required to make scheduled quarterly payments of 1.25% of the original principal amount of the Term A-1 Loan and Term A-2 Loan until September 30, 2017 and quarterly payments of 2.50% of the original principal amount of the Term A-1 Loan and Term A-2 Loan from December 31, 2017 until June 30, 2020 with the balance due and payable on the fifth anniversary of the incurrence thereof. No amortization is required under the Revolving Credit Facility.

The Company’s obligations under the Term Loans are guaranteed by (i) Holdings and each of its existing and future U.S. wholly-owned restricted subsidiaries, in the case of the Term B-1 Loan and the Revolving Credit Facility and (ii) Holdings, SS&C and each of its existing and future wholly-owned restricted subsidiaries, in the case of the Term A-1 Loan, the Term A-2 Loan and the Term B-2 Loan.

The obligations of the U.S. loan parties under the Credit Agreement are secured by substantially all of the assets of such persons (subject to customary exceptions and limitations), including a pledge of all of the capital stock of substantially all of the U.S. wholly-owned restricted subsidiaries of such persons (with customary exceptions and limitations) and 65% of the capital stock of certain foreign restricted subsidiaries of such persons (with customary exceptions and limitations). All obligations of the non-U.S. loan parties under the Credit Agreement are secured by substantially all of Holdings’ and the other guarantors’ assets (subject to customary exceptions and limitations), including a pledge of all of the capital stock of substantially all of Holdings’ wholly-owned restricted subsidiaries (with customary exceptions and limitations).

The Credit Agreement includes negative covenants that, among other things and subject to certain thresholds and exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to incur debt or liens, make investments (including in the form of loans and acquisitions), merge, liquidate or dissolve, sell property and assets, including capital stock of its subsidiaries, pay dividends on its capital stock or redeem, repurchase or retire its capital stock, alter the business the Company conducts, amend, prepay, redeem or purchase subordinated debt, or engage in transactions with its affiliates. The Credit Agreement also contains customary representations and warranties, affirmative covenants and events of default, subject to customary thresholds and exceptions. In addition, the Credit Agreement contains a financial covenant for the benefit of the Revolving Credit Facility as well as the Term A-1 Loan and the Term A-2 Loan, requiring the Company to maintain a consolidated net senior secured leverage ratio. As of December 31, 2015, the Company was in compliance with the financial and non-financial covenants.

Senior Notes

On July 8, 2015, in connection with the acquisition of Advent, the Company issued $600.0 million aggregate principal amount of 5.875% Senior Notes due 2023 (“Senior Notes”). The Senior Notes are guaranteed by SS&C and each of the Company’s wholly-owned domestic subsidiaries that borrows or guarantees obligations under the Credit Agreement. The guarantees are full and unconditional and joint and several. The Senior Notes are unsecured senior obligations that are equal in right of payments to all existing and future senior debt, including the Credit Agreement.

The Company is required to use commercially reasonable efforts to file with the SEC an exchange offer registration statement pursuant to which the Company will offer in exchange for the Senior Notes, new notes identical in all material respects to the Senior Notes, and cause the exchange offer registration statement to be declared effective within 365 days following the issuance of the Senior Notes. If the Company is not able to complete the exchange offer registration statement in the period stated or at all (or a shelf registration statement with the SEC to cover resales of the Senior Notes is not declared effective), the interest rate on the notes will increase 0.25% per year. The amount of additional interest will increase an additional 0.25% per year for any subsequent 90-day period in which the Company has not yet completed and have declared effective a registration statement, up to a maximum additional interest rate of 1.00% per year.

At any time after July 15, 2018, the Company may redeem some or all of the Senior Notes, in whole or in part, at the redemption prices set forth in the indenture governing the Senior Notes plus accrued and unpaid interest to the redemption date. At any time on or before July 15, 2018, the Company may to redeem up to 35% of the aggregate principal amount of the Senior Notes at a redemption price equal to 105.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings.

The indenture governing the Senior Notes contains a number of covenants that restrict, subject to certain thresholds and exceptions, the Company’s ability and the ability of its restricted subsidiaries to incur debt or liens, make certain investments, pay dividends, repurchase or redeem subordinated debt, dispose of certain assets, engage in mergers or acquisitions or engage in transactions with its affiliates. Any event of default under the Credit Agreement that leads to an acceleration of those amounts due also results in a default under the indenture governing the Senior Notes.

As of December 31, 2015, there were $600.0 million in principal amount of Senior Notes outstanding.

Debt issuance costs

In connection with the Credit Agreement and the Senior Notes, the Company capitalized an aggregate of $45.8 million in financing costs. Capitalized financing costs of $6.4 million, $4.4 million and $4.4 million were amortized to interest expense in the years ended December 31, 2015, 2014 and 2013, respectively, and the Company amortized to interest expense $1.8 million, $1.4 million and $1.4 million of the original issue discount associated with the Credit Agreement and Prior Facility for the years ended December 31, 2015, 2014 and 2013, respectively. The unamortized balance of capitalized financing costs is included in intangible and other assets in the Company’s Consolidated Balance Sheet.

Loss on extinguishment of debt

The Company recorded a $30.4 million loss on extinguishment of debt in 2015 in connection with the repayment and termination of its Prior Facility. The loss on early extinguishment of debt includes the write-off of a portion of the unamortized capitalized financing costs and the unamortized original issue discounts related to the Prior Facility for amounts accounted for as a debt extinguishment, as well as a portion of the financing costs related to the Credit Agreement for amounts accounted for as a debt modification.

Future maturities of debt

At December 31, 2015, annual maturities of long-term debt during the next five years and thereafter are as follows (in thousands):

Year ending December 31,
2016	$32,281
2017	35,405
2018	44,781
2019	44,781
2020 and thereafter	2,662,752

$2,820,000

Note 7—Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.

The authoritative guidance relating to fair value measurements and disclosure establishes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows.

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, including interest rates, yield curves and credit risks, or inputs that are derived principally from or corroborated by observable market data through correlation.

•	Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

A financial asset’s or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2015 and 2014, the Company did not have any significant nonfinancial assets and nonfinancial liabilities that are measured at fair value on a non-recurring basis.

Recurring Fair Value Measurements

The Company did not have any material financial assets or liabilities that were measured at fair value as of December 31, 2015 and 2014.

Fair value of debt

The carrying amounts and fair values of financial instruments are as follows (in thousands):

	December 31, 2015		December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities:
Senior secured credit facilities	$2,220,000	$2,202,105	$—	$—
5.875% senior notes due 2023	600,000	616,500	—	—
Prior facility	—	—	645,000	641,141

The above fair values, which are Level 2 liabilities, were computed based on comparable quoted market prices. The fair values of cash, accounts receivable, net, short-term borrowings, and accounts payable approximate the carrying amounts due to the short-term maturities of these instruments.

Note 8—Leases

The Company is obligated under noncancelable operating leases for office space and office equipment. Total rental expense was $24.4 million, $16.7 million and $17.7 million for the years ended December 31, 2015, 2014 and 2013, respectively. The lease for the corporate facility in Windsor, Connecticut expires in 2022. Future minimum lease payments under the Company’s operating leases, excluding future sublease income, as of December 31, 2015, are as follows (in thousands):

Year Ending December 31,
2016	$30,470
2017	28,446
2018	25,725
2019	22,254
2020 and thereafter	87,802

$194,697

The Company subleases office space to other parties under noncancelable leases. The Company received rental income under these leases of $0.2 million, $0.2 million and $1.2 million for the years ended December 31, 2015, 2014 and 2013 respectively. Future minimum lease receipts under these leases as of December 31, 2015 are as follows (in thousands):

Year Ending December 31,
2016	$1,798
2017	1,828
2018	1,764
2019	1,273
2020 and thereafter	1,632

$8,295

Note 9—Defined Contribution Plans

The Company has a 401(k) Retirement Plan (the “Plan”) that covers substantially all domestic employees. Each employee may elect to contribute to the Plan, through payroll deductions, up to 50% of his or her cash compensation, subject to certain limitations. The Plan provides for a Company match of employees’ contributions in an amount equal to 50% of an employee’s contributions up to $4,000 per year. The Company offers employees a selection of various public mutual funds and several other investment options through a brokerage account but does not include Company common stock as an investment option in its Plan.

During the years ended December 31, 2015, 2014 and 2013, the Company incurred $5.8 million, $4.1 million and $3.9 million, respectively, of matching contribution expenses related to the Plan.

Note 10—Stock-based Compensation

In February 2014, the Company’s Board of Directors adopted an equity-based incentive plan (“the 2014 Plan”), which authorizes stock options to be granted for up to 3,000,000 shares of the Company’s common stock, Under the 2014 Plan, which became effective in May 2014 upon stockholder approval, the exercise price of stock options is set on the grant date and may not be less than the fair market value per share on such date. Generally, stock options expire ten years from the date of grant. The Company has granted time-based stock options under the 2014 Plan.

In April 2008, the Company’s Board of Directors adopted, and its stockholders approved, an equity-based incentive plan (“the 2008 Plan”), which authorizes equity awards to be granted for up to 10,914,967 shares of the Company’s common stock, which is calculated based on an initial authorization of 1,416,661 shares of the Company’s common stock and an annual increase to be added on the first day of each of the Company’s fiscal years during the term of the 2008 Plan beginning in fiscal 2009 equal to the lesser of (i) 1,416,661 shares of common stock, (ii) 2% of the outstanding shares on such date or (iii) an amount determined by the Company’s board of directors. Under the 2008 Plan, which became effective in July 2008, the exercise price of awards is set on the grant date and may not be less than the fair market value per share on such date. Generally, awards expire ten years from the date of grant. The Company has granted time-based options and RSUs under the 2008 Plan.

In August 2006, the Company’s Board of Directors adopted an equity-based incentive plan (“the 2006 Plan”), which authorizes equity awards to be granted for up to 11,173,819 shares of the Company’s common stock. Under the 2006 Plan, the exercise price of awards is set on the grant date and may not be less than the fair market value per share on such date. Generally, awards expire ten years from the date of grant. The Company has granted RSAs of its common stock and both time-based and performance-based options under the 2006 Plan.

The Company generally settles stock option exercises with newly issued common shares.

Restricted stock units. During the year ended December 31, 2015, the Company granted 10,395 RSUs under the 2008 Plan, which vest 25% on the first anniversary of the grant date and continue to vest 1/12th of the remaining balance each quarter thereafter for three years. The RSUs vest in full upon a change in control, subject to certain conditions. At December 31, 2015, there was approximately $17.8 million of unearned non-cash stock-based compensation related to the RSUs that the Company expects to recognize as expense over a remaining period of 3.5 years.

Restricted stock awards. During the years ended December 31, 2015 and 2013, the Company granted 1,500 and 25,000 RSAs of its common stock, respectively, under the 2006 Plan, which vest 25% on the first anniversary of the grant date and continue to vest 1/12th of the remaining balance each quarter thereafter for three years. The RSAs vest in full upon a change in control, subject to certain conditions. During 2014, there were no RSAs granted. At December 31, 2015, there was approximately $0.4 million of unearned non-cash stock-based compensation related to the RSAs that the Company expects to recognize as expense over a remaining period of 22 months. At December 31, 2014, there was approximately $0.6 million of unearned non-cash stock-based compensation related to the RSAs that the Company expects to recognize as expense over a remaining period of 32 months.

Time-based options. Time-based options granted under the 2006 Plan, the 2008 Plan or the 2014 Plan generally vest 25% on the first anniversary of the grant date and 1/36th of the remaining balance each month thereafter for 36 months. All outstanding time-based options vest upon a change in control, subject to certain conditions. Time-based options granted during 2015, 2014 and 2013 have a weighted-average grant date fair value of $14.57, $12.77 and $9.86 per share, respectively, based on the Black-Scholes option pricing model. Compensation expense is recorded on a straight-line basis over the requisite service period. The fair value of time-based options vested during the years ended December 31, 2015, 2014 and 2013 was approximately $43.5 million, $11.3 million and $8.2 million, respectively. At December 31, 2015, there was approximately $109.6 million of unearned non-cash stock-based compensation related to time-based options that the Company expects to recognize as expense over a weighted average remaining period of approximately three years.

For the time-based options valued using the Black-Scholes option-pricing model, the Company used the following weighted-average assumptions:

	Time-Based awards
	2015	2014	2013
Expected term to exercise (years)	4.0	4.0	4.0
Expected volatility	26.63%	29.04%	28.04%
Risk-free interest rate	1.42%	1.36%	1.16%
Expected dividend yield	0.74%	0.84%	0%

Expected volatility prior to March 2014 was based on a combination of the Company’s historical volatility as a public company and historical volatility of the Company’s peer group. Beginning in March 2014 on the four-year anniversary of the Company’s initial public offering, expected volatility is based on the Company’s historical volatility as a public company. Expected term to exercise is based on the Company’s historical stock option exercise experience.

Total stock options, SARs, RSUs and RSAs. The amount of stock-based compensation expense recognized in the Company’s Consolidated Statements of Comprehensive Income for the years ended December 31, 2015, 2014 and 2013 was as follows (in thousands):

	2015				2014 (1)			2013 (1)
Statement of Comprehensive Income Classification	Options, SARs	RSUs	RSAs	Total	Options, SARs	RSAs	Total	Options, SARs	RSAs	Total
Cost of software-enabled services	$6,460	$372	$17	$6,849	$3,940	$—	$3,940	$2,925	$—	$2,925
Cost of maintenance and term licenses	1,022	366	—	1,388	282	—	282	273	—	273

Cost of recurring revenues	7,482	738	17	8,237	4,222	—	4,222	3,198	—	3,198

Cost of professional services	1,166	222	—	1,388	443	—	443	338	—	338

Cost of non-recurring revenues	1,166	222	—	1,388	443	—	443	338	—	338

Total cost of revenues	8,648	960	17	9,625	4,665	—	4,665	3,536	—	3,536

Selling and marketing (2)	10,637	3,806	222	14,665	2,043	222	2,265	1,385	90	1,475
Research and development	5,676	2,912	—	8,588	1,165	—	1,165	901	—	901
General and administrative	8,270	2,931	—	11,201	3,388	—	3,388	2,331	143	2,474

Total operating expenses	24,583	9,649	222	34,454	6,596	222	6,818	4,617	233	4,850

Total stock-based compensation expense	$33,231	$10,609	$239	$44,079	$11,261	$222	$11,483	$8,153	$233	$8,386

(1)	There was no stock-based compensation expense associated with RSUs in 2014 and 2013.
(2)	For the year ended December 31, 2013, includes stock-based compensation expense of $0.1 million associated with restricted Class A stock. At December 31, 2013, there was no unearned non-cash stock based compensation related to the RSAs.

The associated future income tax benefit recognized was $20.7 million, $3.8 million and $2.7 million for the years ended December 31, 2015, 2014 and 2013, respectively.

For the year ended December 31, 2015, the amount of cash received from the exercise of stock options was $30.1 million, with an associated tax benefit realized of $44.2 million. The intrinsic value of options exercised during the year ended December 31, 2015 was approximately $120.9 million. For the year ended December 31, 2014, the amount of cash received from the exercise of stock options was $24.1 million, with an associated tax benefit realized of $18.8 million. The intrinsic value of options exercised during the year ended December 31, 2014 was approximately $56.1 million. For the year ended December 31, 2013, the amount of cash received from the exercise of stock options was $27.8 million, with an associated tax benefit realized of $31.8 million. The intrinsic value of options exercised during the year ended December 31, 2013 was approximately $87.8 million.

In connection with its acquisition of Advent, the Company assumed Advent’s outstanding unvested equity awards which were converted into 2.5 million unvested stock options and SARs and 0.7 million unvested RSUs. The awards were converted into rights to receive SS&C common stock. All other terms and conditions of the awards remained unchanged. During the year ended December 31, 2015, the Company recognized stock-based compensation expense of $26.3 million related to these assumed awards, of which $11.5 million related to one-time charges for the accelerated vesting of certain awards.

The following table summarizes stock option and SAR activity as of and for the years ended December 31, 2015, 2014 and 2013:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2012	13,411,130	$12.47
Granted(1)	2,024,170	40.81
Cancelled/forfeited	(332,327)	20.27
Exercised	(3,587,331)	7.75

Outstanding at December 31, 2013	11,515,642	18.70
Granted(2)	2,198,825	55.74
Cancelled/forfeited	(203,586)	30.51
Exercised	(1,790,233)	13.47

Outstanding at December 31, 2014	11,720,648	26.24
Equity awards assumed from Advent	2,480,953	50.27
Granted(3)	3,818,295	67.91
Cancelled/forfeited	(630,844)	50.50
Exercised	(2,249,870)	15.45

Outstanding at December 31, 2015	15,139,182	41.28

(1)	Of the grants during 2013, 1,798,420 were granted under the 2008 Plan and 225,750 were granted under the 2006 Plan.
(2)	Of the grants during 2014, 450,000 were granted under the 2014 Plan, 1,632,825 were granted under the 2008 Plan and 116,000 were granted under the 2006 Plan.
(3)	Of the grants during 2015, 515,000 were granted under the 2014 Plan, 2,739,845 were granted under the 2008 Plan and 563,450 were granted under the 2006 Plan.

The following table summarizes RSU activity as of and for the year ended December 31, 2015 is as follows (in thousands):

Number of Shares
Outstanding at January 1, 2015	—
Equity awards assumed from Advent	660,017
Granted	10,395
Cancelled/forfeited	(69,194)
Vested	(122,492)

Outstanding at December 31, 2015	478,726

The following table summarizes information about stock options outstanding that are expected to vest and stock options outstanding that are exercisable at December 31, 2015:

Outstanding, Vested Options Currently Exercisable				Outstanding Options Expected to Vest
			Weighted				Weighted
	Weighted		Average		Weighted		Average
	Average	Aggregate	Remaining		Average	Aggregate	Remaining
	Exercise	Intrinsic	Contractual		Exercise	Intrinsic	Contractual
Shares	Price	Value	Term	Shares	Price	Value	Term
		(In thousands)	(Years)			(In thousands)	(Years)
6,788,912	$21.20	$319,682	4.66	8,350,270	$57.61	$89,728	9.12

Note 11—Acquisitions

Primatics Financial

On November 16, 2015, SS&C purchased all of the outstanding stock of Primatics for approximately $127.6 million, plus the costs of effecting the transaction and the assumption of certain liabilities. Primatics provides cloud-based integrated risk, compliance and financing solution for the banking industry.

The net assets and results of operations of Primatics have been included in the Company’s consolidated financial statements from November 16, 2015. The fair value of the intangible assets, consisting of customer relationships, completed technology and trade name, was determined using the income approach. Specifically, the relief-from-royalty method was utilized for the completed technology and trade name and the excess earnings method was utilized for the customer relationships. The intangible assets are amortized each year based on the ratio that the projected cash flows for the intangible assets bear to the total of current and expected future cash flows for the intangible assets. The completed technology is amortized over approximately ten years, customer relationships are amortized over approximately one to 15 years and trade name are amortized over approximately ten years, in each case the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill and is not tax deductible.

There are $6.5 million in revenues from Primatics operations included in the Consolidated Statement of Comprehensive Income for the year ended December 31, 2015.

Varden Technologies

On September 1, 2015, SS&C purchased the assets of Varden for approximately $25.3 million, plus the costs of effecting the transaction and the assumption of certain liabilities. Varden provides cloud-based client and advisor communication solutions for investment firms.

The net assets and results of operations of Varden have been included in the Company’s consolidated financial statements from September 1, 2015. The fair value of the intangible assets, consisting of customer relationships, completed technology, trade name and a non-compete agreement, was determined using the income approach. Specifically, the relief-from-royalty method was utilized for the completed technology and trade name, the excess earnings method was utilized for the customer relationships and the lost profits method was utilized for the non-compete agreement. The intangible assets are amortized each year based on the ratio that the projected cash flows for the intangible assets bear to the total of current and expected future cash flows for the intangible assets. The completed technology is amortized over approximately eight years, customer relationships and trade name are amortized over approximately ten years and the non-compete agreement is amortized over approximately three years, in each case the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill and is tax deductible.

There are $2.5 million in revenues from Varden operations included in the Consolidated Statement of Comprehensive Income for the year ended December 31, 2015.

Advent Software, Inc.

On July 8, 2015, the Company purchased all of the outstanding stock of Advent for approximately $2.6 billion in cash, equating to $44.25 per share plus the costs, fees and expenses associated with the transaction, in part, using the equity and debt financing discussed in Notes 4 and 6. Advent provides software and services for the global investment management industry.

The net assets and results of operations of Advent have been included in the Company’s consolidated financial statements from July 8, 2015. The fair value of the intangible assets, consisting of customer relationships, completed technology and trade name, was determined using the income approach. Specifically, the relief-from-royalty method was utilized for the completed technology and trade name, and the excess earnings method was utilized for the customer relationships. The intangible assets are amortized each year based on the ratio that the projected cash flows for the intangible assets bear to the total of current and expected future cash flows for the intangible assets. The completed technology is amortized over approximately twelve years, customer relationships are amortized over approximately twelve years and trade name is amortized over approximately ten years, in each case the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill and is not tax deductible.

There are $155.8 million in revenues from Advent operations included in the Consolidated Statement of Comprehensive Income for the year ended December 31, 2015.

DST Global Solutions

On November 30, 2014, SS&C purchased the assets of DSTGS for approximately $95.0 million, plus the costs of effecting the transaction and the assumption of certain liabilities. DSTGS provides investment management software and services.

The net assets and results of operations of DSTGS have been included in the Company’s consolidated financial statements from December 1, 2014. The purchase price was allocated to tangible and intangible assets based on their fair value at the date of acquisition. The fair value of the intangible assets, consisting of completed technology, customer relationships and trade name, was determined using the income approach. Specifically, the discounted cash flows method was utilized for customer relationships, and the relief-from-royalty method was utilized for the completed technology and trade name. The completed technology is amortized over approximately seven and eight years, customer relationships are amortized over approximately 10 to 15 years and trade names are amortized over approximately 10 years, in each case the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill and is primarily not tax deductible.

The following summarizes the allocation of the purchase price for the acquisitions of Primatics, Varden, Advent and DSTGS (in thousands):

	Primatics	Varden	Advent	DSTGS
Accounts receivable	$9,337	$1,186	$57,326	$8,866
Fixed assets	2,956	26	15,898	2,074
Other assets	3,439	—	20,510	3,392
Acquired client relationships and contracts	36,980	9,000	823,000	17,200
Completed technology	33,900	3,700	311,000	34,200
Trade names	4,100	300	18,000	4,300
Non-compete agreements	—	100	—	—
Goodwill	61,685	12,925	1,956,841	66,444
Deferred revenue	(5,330)	(835)	(90,126)	(10,185)
Deferred income taxes	(24,943)	—	(424,489)	(11,626)
Other liabilities assumed	(6,943)	(3,268)	(91,428)	(19,703)

Consideration paid, net of cash acquired	$115,181	$23,134	$2,596,532	$94,962

Additionally, the Company acquired Prime in October 2013 for approximately $4.0 million.

The consideration paid, net of cash acquired for Advent above includes $11.8 million of non-cash consideration related to the fair value of unvested acquired equity awards with a pre-acquisition service period. This amount is excluded from “Cash paid for business acquisitions, net of cash acquired” for the year ended December 31, 2015 on the Company’s Consolidated Statement of Cash Flows.

The consideration paid, net of cash acquired above for DSTGS includes a working capital adjustment of $7.9 million, which was paid in the second quarter of 2015. This amount is included in “Cash paid for business acquisitions, net of cash acquired” for the year ended December 31, 2015 on the Company’s Consolidated Statement of Cash Flows.

The fair value of acquired accounts receivable balances approximates the contractual amounts due from acquired customers, except for approximately $0.4 million, $2.6 million and $0.5 million of contractual amounts that are not expected to be collected as of the acquisition date and that were also reserved by the companies acquired – Primatics, Advent and DSTGS, respectively.

The goodwill associated with each of the transactions above is a result of expected synergies from combining the operations of businesses acquired with the Company and intangible assets that do not qualify for separate recognition, such as an assembled workforce.

The following unaudited pro forma condensed consolidated results of operations are provided for illustrative purposes only and assume that the acquisitions of Primatics, Varden and Advent occurred on January 1, 2014 and DSTGS occurred on January 1, 2013. This unaudited pro forma information (in thousands, except per share data) should not be relied upon as being indicative of the historical results that would have been obtained if the acquisitions had actually occurred on that date, nor of the results that may be obtained in the future.

	2015	2014
Revenues	$1,303,843	$1,208,148
Net income (loss)	$43,772	$(49,718)
Basic EPS	$0.48	$(0.60)
Basic weighted average number of common shares outstanding	91,098	83,314
Diluted EPS	$0.46	$(0.60)
Diluted weighted average number of common and common equivalent shares outstanding	95,448	83,314

Pending acquisitions

On August 18, 2015, the Company announced the acquisition of Citigroup’s Alternative Investor Services business, which includes Hedge Fund Services and Private Equity Fund Services, for $425 million, subject to certain adjustments. The transaction is subject to approvals by relevant regulatory authorities and other customary closing conditions. The transaction is expected to close in the first quarter of 2016.

Note 12—Commitments and Contingencies

Millennium Actions

Several actions (the “Millennium Actions”) were filed in various jurisdictions against the Company’s subsidiaries, GlobeOp Financial Services Ltd and GlobeOp Financial Services LLC (“GlobeOp”), alleging claims and damages with respect to a valuation agent services agreement performed by GlobeOp for the Millennium Global Emerging Credit Fund, Ltd. and Millennium Global Emerging Credit Master Fund Ltd. All substantive claims related to the Millennium Actions have been settled or resolved in favor of GlobeOp. The only remaining issue involves the allocation of attorneys’ fees and costs in an arbitration proceeding that was conducted in the United Kingdom, which issue is currently pending before the arbitration tribunal.

In addition to the foregoing legal proceedings, from time to time, the Company is subject to other legal proceedings and claims. In the opinion of the Company’s management, the Company is not involved in any other such litigation or proceedings with third parties that management believes would have a material adverse effect on the Company or its business.

Note 13—Product and Geographic Sales Information

The Company operates in one reportable segment. There were no sales to any individual clients during the periods in the three-year period ended December 31, 2015 that represented 10% or more of net sales. The Company attributes net sales to an individual country based upon location of the client.

The Company manages its business primarily on a geographic basis. The Company’s reportable regions consist of the United States, Canada, Americas excluding the United States and Canada, Europe and Asia Pacific and Japan. The European region includes European countries as well as the Middle East and Africa.

Revenues by geography for the years ended December 31, were (in thousands):

	2015	2014	2013
United States	$682,293	$514,803	$466,670
Canada	55,562	63,037	60,980
Americas, excluding United States and Canada	22,186	15,745	16,760
United Kingdom	107,081	99,163	97,079
Europe, excluding United Kingdom	68,347	49,929	51,561
Asia-Pacific and Japan	64,816	25,184	19,652

	$1,000,285	$767,861	$712,702

Long-lived assets as of December 31, were (in thousands):

	2015	2014	2013
United States	$64,141	$60,373	$62,577
Canada	5,493	6,376	6,881
Americas, excluding United States and Canada	1,301	1,499	66
Europe	4,336	10,204	9,426
Asia-Pacific and Japan	5,715	4,738	5,078

	$80,986	$83,190	$84,028

Revenues by product group for the years ended December 31, were (in thousands):

	2015	2014	2013
Portfolio management/accounting	$918,888	$691,915	$640,075
Trading/treasury operations	31,992	32,705	32,949
Financial modeling	9,078	8,664	8,366
Loan management/accounting	14,205	8,382	6,683
Property management	16,176	15,217	14,622
Money market processing	8,677	9,421	8,279
Training	1,269	1,557	1,728

	$1,000,285	$767,861	$712,702

Note 14—Selected Quarterly Financial Data (Unaudited)

Unaudited quarterly results for 2015 and 2014 were:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter (1)	Quarter
	(In thousands, except per share data)
2015
Revenue	$205,735	$212,768	$280,894	$300,888
Gross profit	93,428	103,265	129,030	142,212
Operating income	43,133	58,351	14,952	48,302
Net income (loss)	26,246	39,128	(34,610)	12,098
Basic earnings (loss) per share	$0.31	$0.46	$(0.36)	$0.12
Diluted earnings (loss) per share	$0.30	$0.44	$(0.36)	$0.12

(1)	During the third quarter of 2015, the Company recognized a loss on extinguishment of debt of $30.4 million and professional fees of $13.5 million associated with the Company’s acquisition of Advent, both of which decreased net income for the period.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per share data)
2014
Revenue	$185,810	$188,722	$192,598	$200,731
Gross profit	84,311	86,489	91,215	95,115
Operating income	47,025	45,389	54,363	53,595
Net income	26,448	27,245	40,827	36,607
Basic earnings per share	$0.32	$0.33	$0.49	$0.44
Diluted earnings per share	$0.30	$0.31	$0.47	$0.42

Note 15—Subsequent Event

Dividend declared. On February 24, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.125 per share of common stock payable on March 15, 2016 to stockholders of record as of the close of business on March 7, 2016.

Note 16—Supplemental Guarantor Condensed Consolidating Financial Statements

On July 8, 2015, the Company issued $600.0 million aggregate principal amount of Senior Notes. The Senior Notes are jointly and severally and fully and unconditionally guaranteed, in each case subject to certain customary release provisions, by substantially all wholly-owned domestic subsidiaries of the Company that guarantee the Company’s Senior Secured Credit Facilities (collectively “Guarantors”). All of the Guarantors are 100% owned by the Company. All other subsidiaries of the Company, either direct or indirect, do not guarantee the Senior Notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the Senior Secured Credit Facilities. There are no significant restrictions on the ability of the Company or any of the subsidiaries that are Guarantors to obtain funds from its subsidiaries by dividend or loan.

Condensed consolidating financial information as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 are presented. The condensed consolidating financial information of the Company and its subsidiaries are as follows (in thousands):

	December 31, 2015
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash and cash equivalents	$—	$360,583	$73,576	$—	$434,159
Accounts receivable, net	—	127,446	42,505	—	169,951
Prepaid expenses and other current assets	—	15,920	11,591	—	27,511
Prepaid income taxes	—	38,155	2,472	—	40,627
Restricted cash	—	2,490	328	—	2,818
Net property, plant and equipment	—	31,940	35,203	—	67,143
Investment in subsidiaries	2,722,452	654,278	—	(3,376,730)	—
Intercompany receivables	—	100,992	34,220	(135,212)	—
Deferred income taxes, long-term	—	—	2,199	—	2,199
Goodwill, intangible and other assets, net	—	3,861,711	1,196,123	—	5,057,834

Total assets	$2,722,452	$5,193,515	$1,398,217	$(3,511,942)	$5,802,242

Current portion of long-term debt	$—	$17,243	$15,038	$—	$32,281
Accounts payable	—	7,367	4,590	—	11,957
Intercompany payables	—	34,220	100,992	(135,212)	—
Accrued expenses	17,006	84,174	47,848	—	149,028
Income taxes payable	—	—	1,428	—	1,428
Deferred revenue	—	202,252	19,772	—	222,024
Long-term debt, net of current portion	600,000	1,646,396	472,674	—	2,719,070
Other long-term liabilities	—	31,748	19,686	—	51,434
Deferred income taxes, long-term	—	447,663	61,9411	—	509,574

Total liabilities	617,006	2,471,063	743,939	(135,212)	3,696,796
Total stockholders’ equity	2,105,446	2,722,452	654,278	(3,376,730)	2,105,446

Total liabilities and stockholders’ equity	$2,722,452	$5,193,515	$1,398,217	$(3,511,942)	$5,802,242

	December 31, 2014
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash and cash equivalents	$—	$34,651	$74,926	$—	$109,577
Accounts receivable, net	—	46,374	47,985	—	94,359
Prepaid expenses and other current assets	—	3,452	11,475	—	14,927
Prepaid income taxes	—	8,279	3,578	—	11,857
Deferred income taxes	—	1,015	1,960	—	2,975
Restricted cash	—	1,149	328	—	1,477
Net property, plant and equipment	—	16,848	37,429	—	54,277
Investment in subsidiaries	1,346,670	823,473	—	(2,170,143)	—
Intercompany receivables	—	101,128	18,232	(119,360)	—
Deferred income taxes, long-term	—	—	1,135	—	1,135
Goodwill, intangible and other assets, net	—	882,358	1,093,213	—	1,975,571

Total assets	$1,346,670	$1,918,727	$1,290,261	$(2,289,503)	$2,266,155

Current portion of long-term debt	$—	$3,876	$16,594	$—	$20,470
Accounts payable	—	4,223	7,781	—	12,004
Intercompany payables	—	18,232	101,128	(119,360)	—
Accrued expenses	—	35,161	49,590	—	84,751
Income taxes payable	—	—	1,116	—	1,116
Deferred revenue	—	49,302	23,952	—	73,254
Long-term debt, net of current portion	—	433,398	165,870	—	599,268
Other long-term liabilities	—	8,421	18,025	—	26,446
Deferred income taxes, long-term	—	19,444	82,732	—	102,176

Total liabilities	—	572,057	466,788	(119,360)	919,485
Total stockholders’ equity	1,346,670	1,346,670	823,473	(2,170,143)	1,346,670

Total liabilities and stockholders’ equity	$1,346,670	$1,918,727	$1,290,261	$(2,289,503)	$2,266,155

	For the Year Ended December 31, 2015
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues	$—	$596,497	$405,371	$(1,583)	$1,000,285
Cost of revenues	—	290,979	242,954	(1,583)	532,350

Gross profit	—	305,518	162,417	—	467,935

Operating expenses:
Selling and marketing	—	65,157	29,793	—	94,950
Research and development	—	70,090	40,325	—	110,415
General and administrative	—	74,011	23,821	—	97,832

Total operating expenses	—	209,258	93,939	—	303,197

Operating income	—	96,260	68,478	—	164,738
Interest expense, net	(17,006)	(41,432)	(18,919)	—	(77,357)
Other (expense) income, net	—	(23,985)	27,863	—	3,878
Loss on extinguishment of debt	—	(23,375)	(7,042)	—	(30,417)
Earnings from subsidiaries	59,868	62,375	—	(122,243)	—

Income (loss) before income taxes	42,862	69,843	70,380	(122,243)	60,842

Provision for income taxes	—	9,975	8,005	—	17,980

Net income (loss)	$42,862	$59,868	$62,375	$(122,243)	$42,862

Other comprehensive (loss) gain, net of tax
Foreign currency exchange translation adjustment	—	(13,561)	(54,488)	—	(68,049)

Total comprehensive (loss) gain, net of tax	—	(13,561)	(54,488)	—	(68,049)

Comprehensive income (loss)	$42,862	$46,307	$7,887	$(122,243)	$(25,187)

	For the Year Ended December 31, 2014
	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues	$—	$400,554	$369,226	$(1,919)	$767,861
Cost of revenues	—	187,040	225,610	(1,919)	410,731

Gross profit	—	213,514	143,616	—	357,130

Operating expenses:
Selling and marketing	—	31,012	17,580	—	48,592
Research and development	—	35,121	22,166	—	57,287
General and administrative	—	32,694	18,185	—	50,879

Total operating expenses	—	98,827	57,931	—	156,758

Operating income	—	114,687	85,685	—	200,372
Interest expense, net	—	(11,024)	(14,448)	—	(25,472)
Other (expense) income, net	—	(915)	3,669	—	2,754
Earnings from subsidiaries	131,127	67,974	—	(199,101)	—

Income (loss) before income taxes	131,127	170,722	74,906	(199,101)	177,654

Provision for income taxes	—	39,595	6,932	—	46,527

Net income (loss)	$131,127	$131,127	$67,974	$(199,101)	$131,127

Other comprehensive gain (loss), net of tax
Foreign currency exchange translation adjustment	$—	4,522	(50,017)	—	(45,495)

Total comprehensive gain (loss), net of tax	—	4,522	(50,017)	—	(45,495)

Comprehensive income (loss)	$131,127	$135,649	$17,957	$(199,101)	$85,632

	For the Year Ended December 31, 2013
	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Revenues	$—	$350,668	$364,499	$(2,465)	$712,702
Cost of revenues	—	172,298	218,967	(2,465)	388,800

Gross profit	—	178,370	145,532	—	323,902

Operating expenses:
Selling and marketing	—	25,227	16,658	—	41,885
Research and development	—	31,970	21,892	—	53,862
General and administrative	—	28,171	17,016	—	45,187

Total operating expenses	—	85,368	55,566	—	140,934

Operating income	—	93,002	89,966	—	182,968
Interest expense, net	—	(21,428)	(19,851)	—	(41,279)
Other (expense) income, net	—	(1,280)	4,778	—	3,498
Earnings from subsidiaries	117,895	77,783	—	(195,678)	—

Income (loss) before income taxes	117,895	148,077	74,893	(195,678)	145,187

Provision (benefit) for income taxes	—	30,182	(2,890)	—	27,292

Net income (loss)	$117,895	$117,895	$77,783	$(195,678)	$117,895

Other comprehensive (loss) income, net of tax
Foreign currency exchange translation adjustment	$—	(7,191)	(13,953)	—	(21,144)

Total comprehensive (loss) income, net of tax	—	(7,191)	(13,953)	—	(21,144)

Comprehensive income (loss)	$117,895	$110,704	$63,830	$(195,678)	$96,751

	For the Year Ended December 31, 2015
	Parent	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash Flow from Operating Activities:
Net income (loss)	$42,862	$59,868	$62,375	$(122,243)	$42,862
Non-cash adjustments	—	97,829	37,871	—	135,700
Earnings from subsidiaries	(59,868)	(62,375)	—	122,243	—
Intercompany transactions	—	(11,122)	11,122	—	—
Changes in operating assets and liabilities	17,006	56,657	(21,601)	—	52,062

Net cash provided by operating activities	—	140,857	89,767	—	230,624

Cash Flow from Investment Activities:
Additions to property and equipment	—	(7,878)	(5,722)	—	(13,600)
Proceeds from sale of property and equipment	—	5	59	—	64
Cash paid for business acquisitions, net of cash acquired	—	(2,723,168)	(7,788)	—	(2,730,956)
Additions to capitalized software	—	(1,651)	(2,622)	—	(4,273)
Net changes in restricted cash	—	453	—	—	453

Net cash used in investing activities	—	(2,732,239)	(16,073)	—	(2,748,312)

Cash Flow from Financing Activities:
Cash received from debt borrowings, net of original issue discount	—	2,410,527	657,548	—	3,068,075
Repayments of debt	—	(554,604)	(348,844)	—	(903,448)
Transactions involving Holding’s common stock	—	726,689	1,775	—	728,464
Intercompany Transactions	—	373,832	(373,832)	—	—
Payment of fees related to refinancing activities	—	(39,130)	(6,895)	—	(46,025)

Net cash provided by (used in) financing activities	—	2,917,314	(70,248)	—	2,847,066

Effect of exchange rate changes on cash and cash equivalents	—	—	(4,796)	—	(4,796)

Net increase (decrease) in cash and cash equivalents	—	325,932	(1,350)	—	324,582
Cash and cash equivalents, beginning of period	—	34,651	74,926		109,577

Cash and cash equivalents, end of period	$—	$360,583	$73,576	$—	$434,159

	For the Year Ended December 31, 2014
	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash Flow from Operating Activities:
Net income (loss)	$131,127	$131,127	$67,974	$(199,101)	$131,127
Non-cash adjustments	—	37,290	52,123	—	89,413
Earnings from subsidiaries	(131,127)	(67,974)	—	199,101	—
Intercompany transactions	—	30,072	(30,072)	—	—
Changes in operating assets and liabilities	—	23,415	8,577	—	31,992

Net cash provided by operating activities	—	153,930	98,602	—	252,532

Cash Flow from Investment Activities:
Additions to property and equipment	—	(9,051)	(5,989)	—	(15,040)
Proceeds from sale of property and equipment	—	20	22	—	42
Cash paid for business acquisitions, net of cash acquired	—	(2,363)	(84,548)	—	(86,911)
Additions to capitalized software	—	(964)	(2,553)	—	(3,517)
Net changes in restricted cash	—	(1)	984	—	983

Net cash used in investing activities	—	(12,359)	(92,084)	—	(104,443)

Cash Flow from Financing Activities:
Cash received from debt borrowings, net of original issue discount	—	75,000	—	—	75,000
Repayments of debt	—	(132,175)	(79,825)	—	(212,000)
Transactions involving Holding’s common stock	—	16,738	1,109	—	17,847
Intercompany transactions	—	(90,950)	90,950	—	—
Payment of contingent consideration	—	—	(500)	—	(500)
Payment of fees related to refinancing activities	—	—	(512)	—	(512)

Net cash (used in) provided by financing activities	—	(131,387)	11,222	—	(120,165)

Effect of exchange rate changes on cash and cash equivalents	—	—	(2,817)	—	(2,817)

Net increase in cash and cash equivalents	—	10,184	14,923	—	25,107
Cash and cash equivalents, beginning of period	—	24,467	60,003		84,470

Cash and cash equivalents, end of period	$—	$34,651	$74,926	$—	$109,577

	For the Year Ended December 31, 2013
	Parent	Guarantor Subsidiaries	Non- guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Cash Flow from Operating Activities:
Net income (loss)	$117,895	$117,895	$77,783	$(195,678)	$117,895
Non-cash adjustments	—	31,347	48,369	—	79,716
Earnings from subsidiaries	(117,895)	(77,783)	—	195,678	—
Intercompany transactions	—	(26,134)	26,134	—	—
Changes in operating assets and liabilities	—	22,861	(12,203)	—	10,658

Net cash provided by operating activities	—	68,186	140,083	—	208,269

Cash Flow from Investment Activities:
Additions to property and equipment	—	(3,632)	(8,289)	—	(11,921)
Proceeds from sale of property and equipment	—	—	67	—	67
Cash paid for business acquisitions, net of cash acquired	—	—	(3,657)	—	(3,657)
Additions to capitalized software	—	(421)	(1,978)	—	(2,399)

Net cash used in investing activities	—	(4,053)	(13,857)	—	(17,910)

Cash Flow from Financing Activities:
Repayments of debt	—	(148,830)	(90,170)	—	(239,000)
Transactions involving Holding’s common stock	—	50,335	733	—	51,068
Intercompany transactions	—	35,846	(35,846)	—	—
Payment of fees related to refinancing activities	—	(1,690)	(227)	—	(1,917)

Net cash used in financing activities	—	(64,339)	(125,510)	—	(189,849)

Effect of exchange rate changes on cash and cash equivalents	—	—	(2,200)	—	(2,200)

Net decrease in cash and cash equivalents	—	(206)	(1,484)	—	(1,690)
Cash and cash equivalents, beginning of period		24,673	61,487		86,160

Cash and cash equivalents, end of period	$—	$24,467	$60,003	$—	$84,470